This post-effective amendment contains the prospectuses and statement of additional information relating to The Hartford Income Fund, The Hartford Short Maturity Fund, The Hartford Inflation Plus Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund, five new series of the registrant established by the Directors of the registrant at a meeting held on August 1, 2002 (the "Funds"). The post-effective amendment contains two combined prospectuses (one applicable to Class A, Class B and Class C Shares and one applicable to Class Y Shares) and one statement of additional information (applicable to Class A, Class B, Class C and Class Y Shares) for the Funds. The registrant currently has twenty-one other series of shares (each with four classes) each registered under the Securities Act of 1933 which are offered through other prospectuses and another statement of additional information not included in this post-effective amendment. This post-effective amendment is not intended to update or amend such other prospectuses or statement of additional information.